EX 99.1

Corporate & financial news release

Scott’s Liquid Gold-INC. Closes on Previously Announced Sale of Manufacturing Operation

DENVER, COLORADO – March 12, 2020 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced the closing of the previously announced sale of its manufacturing operation to an affiliate of Elevation Labs, a beauty and personal care manufacturer.

Elevation assumed Scott’s remaining facilities & corporate office leases, and Scott’s received net cash proceeds of $0.5 million. The companies also agreed to enter into a manufacturing and supply agreement under which Elevation will manufacture Scott’s products during the transition.

Mark Goldstein, CEO and Chairman of Scott’s said, “We are excited to have closed this transaction, which is a huge step towards an outsourced operations model. As we begin selecting our long-term partners, our goal is to have both production and distribution fully outsourced by the end of the third quarter 2020. This will allow us to focus on the growth and marketing of our high-quality, high-value brands.

I’d like to again personally thank our Scott’s Liquid Gold operational team. Their efforts, flexibility, and professionalism during this transition have positioned all parties for long-term success. I wish them success in their future careers with Elevation and beyond.”

Kevin Paprzycki, CFO added, “Our operational team has set us up well for the next phase of this strategic transition by increasing production and building finished product inventories across our brands. As we phase in our outsourced production and reduce overall inventory levels over the course of 2020, we are positioning ourselves to see financial benefits from lower production and distribution costs in 2021.”

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032